Exhibit 99.1

June 13, 2024

Re:	Strategic Student & Senior Housing Trust, Inc. (“SSSHT” or the “Company”)

First Quarter 2024 Letter to Stockholders

Dear Stockholder,

One of our main goals for the Company this year was to pay off our approximately $25.5M bridge loan with KeyBank through a sale or recapitalization of our YOUnion@Fayetteville student housing property. I am happy to report that the Company has entered into a purchase and sale agreement to sell the Fayetteville property to a private equity real estate investment fund that has deep experience in owning institutional grade student housing communities. It’s expected the buyer will form a joint venture with our sponsor who will own 5% of the joint venture. Closing is scheduled for the third quarter of 2024.

Previously, in December 2023, the Company entered into a purchase and sale agreement for the sale of the Fayetteville property with a different purchaser which ultimately passed on the sale transaction and the deal was terminated in January 2024. There are a couple of distinctions to note on this new proposed sale:

•

Due to the improved operating performance of the Fayetteville property, SSSHT was able to achieve a $72.25M sale price vs $63.0M sale price in 4Q 23 (excluding closing costs), a greater than 14% increase in the sale price.

•	At closing, SSSHT will be paying off approximately $60M in debt (the $25.5M KeyBank bridge loan and the $34.5M first mortgage).

•

In connection with this sale of the Fayetteville property, we anticipate making a distribution of a portion of the net sale proceeds to stockholders in late 2024 when the taxable gain can be accurately calculated.

Below is a summary of our operating results comparing the first quarter 2024 to the first quarter 2023:

•	Property revenues: increased approximately $0.7M.

•	Property operating expenses: increased approximately $0.5M.

•	Property net operating income: increased approximately $0.2M.

During the quarter ended March 31, 2024, occupancies remained flat in our seniors portfolio at approximately 89% while our student housing property occupancy increased from approximately 96% to 98%.

Update on Goals for 2024

We continue to meet our goals set forth in my 2024 Annual Stockholder letter:

•	Extend our bridge loan with KeyBank (completed March 2024).

•	Refinance our Fayetteville student property (completed April 2024).

•

Reduce or pay off our approximately $25.5M KeyBank bridge loan through a sale or recapitalization of our Fayetteville property (at closing, the sale will provide proceeds to pay off entire bridge loan and first mortgage.).

•	Hold our senior housing operator accountable for increased revenues and improved expense efficiencies (in process).

•	Continue to increase net operating income on our seniors portfolio until the seniors housing capital markets are restored (in process).

SSSHT is making good progress to reduce debt, increase company liquidity and put itself in a position to make a stockholder distribution of a portion of the net sale proceeds upon the closing of the sale of our Fayetteville property. Our focus for this quarter and next is to finalize the Fayetteville due diligence and close on the sale.

Sincerely,

John Strockis CEO and President

Strategic Student & Senior Housing Trust, Inc. | 19900 MacArthur Blvd, Suite 250, Irvine, CA 92612 | 877.327.3485 | info@StrategicREIT.com | www.strategicreit.com

Certain statements contained in this letter, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “seek,” “continue,” or other similar words. Such statements include, in particular, statements about our plans, strategies, and prospects and, in this letter, include our statements about expectations as to vaccination rates, resulting increased leads, tours and move-ins, student housing decisions and the pace of our expected recovery, all of which are subject to certain risks and uncertainties, including known and unknown risks, and are based on a number of assumptions which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. We cannot guarantee the accuracy of any such forward-looking statements contained in this letter, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. The risks, uncertainties, assumptions and other factors that could cause such forward-looking statements not to come to fruition include, among other things, future economic, competitive, and market conditions, including without limitation changes in the political and economic climate, economic conditions and fiscal imbalances in the United States and in the markets in which we operate, and other major developments, including wars, natural disasters, epidemics and pandemics, including the continuation of the novel coronavirus (COVID-19) pandemic and its effects on public health and on the economy, resulting government quarantine and shutdown orders, military actions, and terrorist attacks. The occurrence or severity of any such event or circumstance is difficult or impossible to predict accurately. To the extent that our assumptions differ from actual results, our ability to meet such forward-looking statements, including our ability to generate positive cash flow from operations and provide distributions to stockholders, and our ability to find suitable investment properties, may be significantly hindered. These risk and uncertainties that could cause forward-looking statements not to come to fruition also include those items that we identify as “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, and other reports that we file from time to time with the Securities and Exchange Commission.